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                                                                   EXHIBIT 10.06

                              CONSULTANCY AGREEMENT

This Consultancy Agreement (the "Agreement") is made, this the 8th day of January 2004 by and between:

1. CanArgo Energy Corporation ("CanArgo") a corporation established and existing under the legislation of the State of Delaware, USA, and;

2. Europa Oil Services Limited ("Europa"), a company established and existing under the legislation of British Virgin Islands and having its registered office at Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands.

WHEREAS:

A. Europa are a consultancy company involved in the international oil and gas business, and;

B. CanArgo wish to participate in the Samgori (Block XIB) Production Sharing Contract ("PSC") in the Republic of Georgia, and;

C. Europa can assist CanArgo in negotiating an acceptable participation in the PSC, and;

D. Europa are aware that Georgian Oil Samgori Ltd ("GOSL"), a company owned by Joint Stock Company National Oil Company Georgian Oil ("Georgian Oil") has acquired 100% of the Contractor Interest in the PSC through the acquisition of National Petroleum Limited ("NPL")`s interest in the PSC through the Assignment Agreement between NPL and GOSL dated December 16, 2003 (the "Assignment"), and are also aware that GOSL is seeking a partner in the PSC.

NOW THEREFORE IT IS HEARBY AGREED AS FOLLOWS:

1. Europa shall assist CanArgo in negotiation with GOSL of a binding Farm-In Agreement (to be agreed within three months of the date of this Agreement) whereby CanArgo (or its nominee) shall gain the following:-

         1.1 A fifty per cent (50%) interest in the Contractor's share (as defined in the PSC) in the PSC (that is 50% of GOSL's share).

         1.2 A fifty per cent (50%) controlling interest in Ioris Valley Oil and Gas Ltd ("IVOG"), the operating company under the PSC, and currently owned 50% by GOSL and 50% by Georgian Oil, or, in the event that a new operating company has been appointed pursuant to the PSC, CanArgo shall acquire a fifty per cent (50%) controlling interest in such an operating company on the same terms as CanArgo would have acquired its interest in IVOG.

         1.3 Sole-risk rights whereby the rights of CanArgo (or its nominee) under the PSC and under the Assignment shall not be jeopardised in the event of GOSL not wishing to fund its share of any work programme.

2. CanArgo shall negotiate in good faith with GOSL, on the basis of the draft Farm-In Agreement (which Europa acknowledge sight of), to conclude such negotiations within three months of the date of this Agreement.

3. CanArgo accepts that under the terms of the proposed Farm-In Agreement it (or its nominee) will have certain obligations to fund the Work Programme specified under the Assignment as follows:

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         3.1      To fund one hundred percent of the horizontal section of the first well under the Project (as specified in the Option Agreement)

         3.2 Based on the results of the first well under the Project to fund fifty per cent (50%) of the horizontal section of the second well determined by the Project;

         3.3      To fund fifty per cent (50%) of the remainder of the Work
                  Programme.

4.       CanArgo shall remunerate Europa according to this Article 4

         4.1      Remuneration shall be staged as follows.

         a Upon the assignment of fifty per cent (50%) of the Contractor Percentage Interest in the PSC to CanArgo (or its nominee), following the receipt of consent from the State Agency and from Georgian Oil to this assignment and the waiver of their respective pre-emption rights under the PSC, CanArgo shall issue to Europa (or its nominee) four million (4,000,000) restricted shares of CanArgo common stock;

         b In the event that production of oil from activities carried out under the Work Programme exceed 300 barrels of oil per day for a continuous period of thirty (30) days CanArgo shall issue to Europa (or its nominee) a further four (4,000,000) million restricted shares of CanArgo common stock;

         c In the event that the average production of oil from the PSC reaches a minimum of 2,000 barrels of oil per day, on the days on which the field is open, during a period of six (6) continuous months, CanArgo shall issue to Europa (or its nominee) a further two (2,000,000) million restricted shares of CanArgo common stock;

         d In the event that the average production of oil from the PSC reaches a minimum of 3,000 barrels of oil per day, on the days on which the field is open, during a period of six (6) continuous months, CanArgo shall issue to Europa (or its nominee) a further two (2,000,000) million restricted shares of CanArgo common stock, in addition to the common stock previously issued pursuant to Articles 5.1(a) and 5.1(b);

         e In the event that the average production of oil from the PSC reaches a minimum of 4,000 barrels of oil per day, on the days on which the field is open, during a period of six (6) continuous months, CanArgo shall issue to Europa (or its nominee) a further two (2,000,000) million restricted shares of CanArgo common stock, in addition to the common stock previously issued pursuant to Articles 5.1(a) to 5.1(c) inclusive;

         f In the event that the average production of oil from the PSC reaches a minimum of 5,000 barrels of oil per day, on the days on which the field is open, during a period of six (6) continuous months, CanArgo shall issue to Europa (or its nominee) a further two (2,000,000) million restricted shares of CanArgo common stock, in addition to the common stock previously issued pursuant to Articles 5.1(a) to (d) inclusive.

         4.2 Europa accepts that CanArgo does not have sufficient authorised share capital to issue to Europa the full 16,000,000 common shares which may be required under the terms of this Agreement. In the event that CanArgo is not able to issue the shares as specified in Article 5.1 above when such shares were otherwise due to be issued, then CanArgo shall pay Europa, in cash, interest at a rate of LIBOR plus 3% ("Default Interest") on the monetary equivalent of such due and outstanding shares of CanArgo common stock until such time as all of the outstanding shares have been issued. The monetary equivalent of the shares which CanArgo

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                  is obligated to, but has not yet issued to Europa shall be calculated as at the days on which the shares were due to be issued. Such Default Interest shall accrue on a daily basis and will be paid monthly by CanArgo to Europa. As soon as CanArgo has available common shares to meet the shortfall, these shall be issued to Europa and the Default Interest shall immediately cease.

         4.3 It is accepted that the shares of common stock which may be issued as remuneration will be "restricted" under the terms of the United States Securities Act of 1933, as amended (the "Securities Act"), or any U. S. state securities laws and, unless so registered, may not be offered or sold within the United States to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. However CanArgo undertake to register such shares in any registration statement filed by CanArgo after the shares have been issued.

5. This Agreement shall be governed and construed in accordance with the laws of England. The parties hereto submit to the non-exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or relating to this Agreement and its implementation or effect. This Agreement hereby supersedes any and all other agreements, oral or written, between the Parties and constitutes the entire agreement among the Parties hereto in respect of the subject matter of this Agreement. This Agreement may only be amended by an agreement in writing executed by all the Parties.

6. Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Agreement, shall be in writing in English and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and addressed to such Parties as designated below. The addresses for service of notices on each of the parties is as follows:

         CEC :
         PO Box 291
         St Peter Port
         Guernsey
         GY1 3BR

         Europa Oil Services Ltd :
         Palm Grove House, PO Box 438
         Road Town, Tortola
         British Virgin Islands

IN WITNESS WHEREOF this Agreement has been duly executed on behalf of each of the parties on the day and year first before written.

SIGNED by                                   SIGNED by
On behalf of CanArgo Energy Corporation     On behalf of Europa Oil Services Ltd

     __________________________________          _______________________________

Name __________________________________     Name _______________________________

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